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                                                                    EXHIBIT 10.2

                           CHANGE OF CONTROL AGREEMENT

      THIS CHANGE OF CONTROL AGREEMENT ("Agreement") is made as of the 16th day of June, 2004, between Dura Automotive Systems, Inc., a Delaware corporation ("DASI"), Dura Operating Corp., a Delaware corporation ("DOC" and together with DASI, "Dura") and Milt D. Kniss ("Executive").

      Dura is entering into this Agreement in recognition of the importance of Executive's services to the continuity of management of Dura and based upon its determination that it will be in the best interests of Dura to encourage Executive's continued attention and dedication to Executive's duties in the potentially disruptive circumstances of a possible Change of Control of Dura. (As used in this Agreement, the term "Change of Control" and certain other capitalized terms have the meanings ascribed to them in Section 7, at the end of this Agreement.)

      Dura and Executive agree, effective as of the date first set forth above (the "Effective Date"), as follows:

1. Basic Severance Benefits. The benefits described in the subsections of this Section 1 are subject to the limitations set forth in Subsections 4.1 (regarding withholding) and 4.2 (requiring the execution of a waiver and release by Executive).

      1.1. Lump Sum Severance Benefit if Employment is Terminated in Certain Circumstances Within Six Months Preceding (in Contemplation of a Change of Control) or Two Years Following a Change of Control. If, within six months preceding (in contemplation of a Change of Control) or two years following the occurrence of a Change of Control, Executive's employment with Dura or any of its Subsidiaries is terminated

      (a) by Dura or any of its Subsidiaries for any reason other than Cause, Disability, or death,

      (b) by Executive after a Reduction of Compensation or a Mandatory Relocation has occurred, or

      (c) by Executive following a determination in good faith by Executive that as a result of a Change of Control his ability to carry out the authorities, power, functions, responsibilities, or duties that he had in the positions and offices of Dura or any of its Subsidiaries held by Executive before the Change of Control has been substantially impaired as compared to the authorities, powers, functions, responsibilities, or duties attached to those positions as in effect before the Change of Control.

Dura shall pay to Executive, within 30 days after the Termination Date, a lump sum severance benefit equal to three times the sum of:

      (x) one year's Base Salary (at the highest rate in effect at any time during the one year period ending on the date of the Change of Control), plus

      (y)   Executive's Average Annual Incentive Compensation.

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      1.2.  Accrued Base Salary and Vacation Pay. If Executive becomes entitled to payment of a lump sum severance benefit under Subsection 1.1 above, Dura shall, within 10 days after the Termination Date, pay to Executive (a) all Base Salary accrued through the Termination Date but not previously paid and (b) a cash payment equal to the value of any vacation time accrued through the Termination Date but not used by Executive (valued at a rate equal to Executive's Base Salary at the highest rate in effect at any time during the one year period ending on the date of the Change of Control).

      1.3. Special Prior Year MICP Payments. If Executive becomes entitled to payment of a lump sum severance benefit under Subsection 1.1 above and the Termination Date occurs on the last day of or after the end of a Fiscal Year but before Dura makes final MICP payments with respect to that Fiscal Year, Dura shall pay to Executive, at the regularly scheduled time for such final MICP payments (the "Regular Payment Date"), but in any event not later than 60 days after the end of the Fiscal Year, as incentive compensation, the same amount or amounts that Dura would have paid to Executive as incentive compensation with respect to that Fiscal Year at the Regular Payment Date if Executive's employment had continued through the Regular Payment Date. This Subsection 1.3 is intended to override any provision of the MICP that would otherwise cause Executive to forfeit any incentive compensation with respect to any Fiscal Year that ends on or before the Termination Date because Executive does not remain in the employ of Dura through the Regular Payment Date with respect to that Fiscal Year. Payment of amounts under Subsections 1.3 and 1.4, as applicable, shall be in full satisfaction of Dura's obligations to Executive under the MICP.

      1.4. Special Pro-Rata MICP Payment. If Executive becomes entitled to payment of a lump sum severance benefit under Subsection 1.1 above and the Termination Date occurs on other than the last day of a Fiscal Year, in addition to the payment, if any, provided for in Subsection 1.3 above, Dura shall, within 60 days after the end of the calendar quarter in which the Termination Date occurs, pay to Executive, as additional incentive compensation for the period from the first day of the Fiscal Year in which the Termination Date occurs through the Termination Date (the "Pre-Termination Part Year"), an amount equal to the excess of:

      (a) the product of the fraction specified in the last sentence of this Subsection 1.4 and the higher of (i) Executive's Target Annual Incentive Compensation and (ii) the dollar amount of the cumulative award that would have been payable to Executive under the MICP for that entire Fiscal Year had the level of relevant performance through the end of the Fiscal Year equaled the level of relevant performance through the last calendar quarter, if any, in that Fiscal Year that ended before the Termination Date, over

      (b) the amount of incentive compensation previously paid to Executive with respect to that Fiscal Year.

The fraction to be used in calculating the amount to be paid under this Subsection 1.4 shall have a numerator equal to the number of days in the Pre-Termination Part Year and a denominator of 365. Payment of amounts under Subsections 1.3 and 1.4, as applicable, shall be in full satisfaction of Dura's obligations to Executive under the MICP.

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      1.5.  Continued Health and Dental Insurance Coverage. If Executive becomes entitled to payment of a lump sump severance benefit under Subsection 1.1 above, Executive shall be entitled to elect to continue health and dental coverages for up to 36 months (the last 18 months of which would be coverage under Section 4980B of the Internal Revenue Code ("COBRA")), at the same premium cost that active employees pay for similar coverages. To the extent permitted under applicable law, Dura's obligation to provide continuation coverage (or to subsidize any continuation coverage) shall cease when Executive becomes eligible to participate under a subsequent employer's group health and dental coverages.

      1.6. Special SERP Payment. If Executive becomes entitled to payment of a lump sum severance benefit under Subsection 1.1 above, Dura shall, within 10 days after the Termination Date, pay to Executive a lump sum benefit payment equal to the amount that the Executive would have been entitled to receive under the Dura Automotive Systems, Inc. 2003 Supplemental Executive Retirement Plan (the "SERP") as of the Termination Date assuming that Executive had 10 additional "Years of Service" (as such term is defined under the SERP) under the SERP (in excess of his Years of Service recognized under the SERP and any other agreements which provide for recognition of enhanced service under the SERP, limited to an aggregate maximum of 35 years). The lump sum benefit shall be the lump sum actuarial equivalent of a single life annuity (with a 10-year certain term) payable over the lifetime of the Participant and will be calculated using the actuarial assumptions used for FAS 87 purposes in the most recently audited annual report; provided, however, that the lump sum shall not be discounted due to commencement prior to reaching age 65. This Subsection 1.6 is intended to override any provision of the SERP that would otherwise cause Executive to receive an amount which is less that what is provided for herein. This payment is in full satisfaction of Dura's obligations to Executive under the SERP and with respect to any provisions in other agreements which provide for recognition of enhanced service under the SERP.

      1.7. Extension of Stock Option Exercisability Period. If Executive becomes entitled to a payment of a lump sum severance benefit under Subsection
1.1 above, the period during which the Executive may exercise any options granted to Executive under DASI's 1998 Stock Incentive Plan, as amended (the "Stock Plan") and as evidenced by one or more stock option agreements between the Executive and DASI (collectively, the "Option Agreements") that are exercisable as of the Termination Date (including any options that have or will become exercisable as a result of the Change of Control in accordance with the terms of the Stock Plan and the applicable Option Agreements) will be extended for up to 3 successive 30 day periods following the date such options would otherwise expire under the terms of the applicable Option Agreements if such Executive was precluded, based upon advice of counsel, from selling shares of common stock of DASI (or any common stock or other security of any successor to DASI) issuable upon the exercise of such options in the public market for a majority of the business days during any such period because the Executive was in possession of material non-public information. Executive and DASI hereby agree and acknowledge that this Subsection 1.7 shall be deemed to amend each Option Agreement entered into prior to the date hereof between DASI and the Executive.

2.    Other Benefits.

      2.1.  Reimbursement of Certain Expenses After a Change of Control.

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      (a)   From and after a Change of Control, Dura or its successor shall pay, as incurred, all expenses of Executive, including the reasonable fees of counsel engaged by Executive, of defending any action brought to have this agreement declared invalid or unenforceable.

      (b) From and after a Change of Control, Dura or its successor shall pay, as incurred, all expenses of Executive, including the reasonable fees of counsel engaged by Executive, of prosecuting any action to compel Dura or its successor to comply with the terms of this Agreement upon receipt from Executive of an undertaking to repay Dura for such expenses if, and only if, it is ultimately determined by a court of competent jurisdiction that Executive had no reasonable grounds for bringing that action (which determination need not be made simply because Executive fails to succeed in the action).

      (c) From and after a Change of Control, expenses (including attorney's fees) incurred by Executive in defending any action, suit, or proceeding commenced or threatened (whether before or after the Change of Control) against Executive for any action or failure to act as an employee, officer, or director of Dura or any Subsidiary shall be paid by Dura or its successor, as they are incurred, in advance of final disposition of the action suit, or proceeding upon receipt of an undertaking by or on behalf of Executive in which Executive agrees to reasonably cooperate with Dura, its Subsidiary or successor, as the case may be, concerning the action, suit, or proceeding and (i) if the action, suit, or proceeding is commenced or threatened against Executive for any action or failure to act as a director, to repay the amount if it is proved by a preponderance of evidence in a court of competent jurisdiction that Executive's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to Dura or a Subsidiary or undertaken with gross negligence for the best interests of Dura or a Subsidiary, or (ii) if the action, suit, or proceeding is commenced or threatened against Executive for any action or failure to act as an officer or employee, to repay the amount if it is ultimately determined that Executive is not entitled to be indemnified.

      2.2. Indemnification. From and after a Change of Control, Dura shall indemnify Executive, to the full extent permitted or authorized by the Delaware General Corporation Law as it may from time to time be amended, if Executive is (whether before or after the Change of Control) made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Executive is or was a director, officer, or employee of Dura or any Subsidiary, or is or was serving at the request of Dura or any subsidiary as a director, trustee, officer, or employee of a corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Subsection 2.2 shall not be deemed exclusive of any other rights to which Executive may be entitled under the certificate of incorporation or the by-laws of Dura or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in Executive's official capacity and as to action in another capacity while holding such office, and shall continue as to Executive after Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of Executive.

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      2.3.  Disability. If, after a Change of Control and prior to the
Termination Date, Executive is unable to perform services for Dura or any of its Subsidiaries for any period by reason of disability, Dura will pay and provide to Executive all compensation and benefits to which Executive would have been entitled had Executive continued to be actively employed by Dura or any of its Subsidiaries through the earliest of the following dates: (a) the first date on which Executive is no longer so disabled to such an extent that Executive is unable to perform services for Dura or any of its Subsidiaries, (b) the date on which Executive becomes eligible for payment of long term disability benefits under a long term disability plan generally applicable to executives of Dura or any of its Subsidiaries, (c) the date on which Dura has paid and provided 24 months of compensation and benefits to Executive during Executive's disability, or (d) the date of Executive's death.

      2.4.  Gross-Up of Payments Deemed to be Excess Parachute Payments.

      (a) Dura and Executive acknowledge that, following a Change of Control, one or more payments or distributions to be made by Dura to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise, and including, without limitation, any income recognized by Executive upon exercise of an option granted by Dura to acquire Common Stock issued by Dura) (a "Payment") may be determined to be an "excess parachute payment" that is not deductible by Dura or any of its Subsidiaries for federal income tax purposes and with respect to which Executive will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code (hereinafter referred to respectively as "Section 280G" and "Section 4999"). If Executive's employment is terminated after a Change of Control occurs, the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, shall make all determinations required to be made under this Subsection 2.4, shall determine whether any Payment would be an excess parachute payment and shall communicate its determination, together with detailed supporting calculations, to Dura and to Executive within 30 days after the Termination Date or such earlier time as is requested by Dura. Dura and Executive shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. Dura shall pay all of the fees of the Accounting Firm for services performed by the Accounting Firm as contemplated in this Subsection 2.4.

      (b) If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), Dura shall make additional cash payments to Executive, from time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided to Executive, in such amounts as are necessary to put Executive in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999, or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Executive would have been in after payment of all federal, state, and local income taxes if the

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            Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

      (c) If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on the part of Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, Dura shall make further additional cash payments to Executive not later than the due date of any payment indicated by the Internal Revenue Service with respect to these matters, in such amounts as are necessary to put Executive in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999, or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Executive would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

      (d) If Dura desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, Executive shall, upon receipt from Dura of an unconditional written undertaking to indemnify and hold Executive harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with Dura in that contest at Dura's sole expense. Nothing in this Paragraph (d) shall require Executive to incur any expense other than expenses with respect to which Dura has paid to Executive sufficient sums so that after the payment of the expense by Executive and taking into account the payment by Dura with respect to that expense and any and all taxes that may be imposed upon Executive as a result of Executive's receipt of that payment. the net effect is no cost to Executive. Nothing in this Paragraph (d) shall require Executive to extend the statute of limitations with respect to any item or issue in Executive's tax returns other than, exclusively, the excise tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, Executive receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, Executive shall promptly pay to Dura such amount as will leave Executive, net of the repayment and all tax effects, in the same position, after all taxes and interest, that he would have been in if the refunded excise tax had never been paid.

3. No Set-Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. Dura's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever that Dura or any of its Subsidiaries may have against Executive. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Except as provided in the last sentence of this Section 3, neither the amount of any payment provided for under this Agreement nor Executive's right to any other benefit under this Agreement shall be reduced by any compensation or benefits earned by Executive as the result of

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employment by another employer or otherwise after the termination of Executive's employment. Neither the provisions of this Agreement, nor the execution of the waiver and release referred to in Subsection 4.2 below, nor the making of any payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive's rights, under any stock option plan, tax-qualified retirement plan, disability or insurance plan, or other similar contract, plan, or arrangement of Dura, except that (i) the payment of a pro-rata incentive compensation benefit under Subsections 1.3 and 1.4 shall satisfy in full all obligations Dura has to Executive for payments under the MICP, (ii) the payment under Subsection 1.6 shall satisfy in full all obligations Dura has to Executive for payments under the SERP and (iii) payment of the severance under Subsection
1.1 shall satisfy in full all obligations Dura has to Executive to pay severance under all plans, programs, arrangements or agreements.

4.    Certain Limitations on Benefits.

      4.1. Taxes; Withholding of Taxes. Without limiting either the right of Dura to withhold taxes pursuant to this Subsection 4.1 or the obligation of Dura to make gross-up payments pursuant to Subsection 2.4, Executive shall be responsible for all income, excise, and other taxes (federal, state, city, or other) imposed on or incurred by Executive as a result of receiving the payments provided in this Agreement, including, without limitation, the payments provided under Section 1 of this Agreement. Dura or any of its Subsidiaries may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as Dura or any of its Subsidiaries shall determine to be required pursuant to any law or government regulation or ruling.

      4.2. Waiver and Release. Dura may condition the payment of any amounts otherwise due under Section 1 of this Agreement upon (a) the execution by Executive of a waiver and release in the form attached to this Agreement as Exhibit A, with blanks appropriately filled and, in the case of clause (e) contained therein, completed with the number of days that Dura determines is required under applicable law, but in no event more than 45 days, and (b) the observation of such waiting or revocation periods, if any, before and after execution of the waiver and release by Executive as are required by law, such as, for example, the waiting or revocation periods required for a waiver and release to be effective with respect to claims under the Age Discrimination in Employment Act, provided that Dura delivers to Executive such a waiver and release, appropriately completed, within seven days of the Termination Date.

5. Term of this Agreement. This Agreement shall be effective as of the Effective Date and shall thereafter apply to any Change of Control occurring thereafter unless this Agreement is terminated earlier pursuant to Subsection 5.1.

      5.1. Termination of Agreement Upon Termination of Employment Before a Change of Control. This Agreement shall automatically terminate and cease to be of any further effect on the first date occurring before a Change of Control on which Executive is no longer employed by Dura or any of its Subsidiaries, except that, for purposes of this Agreement, any termination of employment of Executive that is effected both (a) during the six month period ending on the date of a Change of Control and (b) in contemplation of a Change of Control shall be deemed to be a termination of Executive's employment as of immediately after that Change of Control becomes irrevocable (as provided in Subsection 7.4) and Executive shall be entitled to payments and

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benefits under this Agreement as if Executive's employment had continued through the day after the Change of Control became irrevocable and had then been terminated.

      5.2. No Termination of Agreement During Two Year Period Beginning on Date of a Change of Control. After a Change of Control, this Agreement may not be terminated. However, if Executive's employment with Dura or any of its Subsidiaries continues for more than two years following the occurrence of a Change of Control, then, for all purposes of this Agreement other than Subsections 2.1 and 2.2, that particular Change of Control shall thereafter be treated as if it never occurred.

6.    Miscellaneous.

      6.1. Successor to Dura. Dura shall not consolidate with or merge into any other corporation, or sell, transfer or dispose of all or substantially all of its assets to another corporation or other entity, unless such other corporation or other entity shall assume this Agreement in a signed writing and deliver a copy thereof to Executive. Upon such assumption the successor corporation or other entity shall become obligated to perform the obligations of Dura under this Agreement and the term "Dura" as used in this Agreement shall be deemed to refer to such successor corporation or other entity.

      6.2. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person (to Executive in the case of notices to Executive and to the Secretary of Dura in the case of notices to Dura) or (b) on the date actually received when sent by United States registered mail, return receipt requested, postage prepaid, and addressed, in the case of notices to Dura, as follows:

            Dura Automotive Systems, Inc.
            2791 Research Drive
            Rochester Hills, MI  48309
            Attention:   Secretary

and, in the case of notices to Executive, properly addressed to Executive at Executive's most recent home address as shown on the records of Dura, or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      6.3. Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of Dura or Executive to have Executive continue as an officer of Dura or any of its Subsidiaries or to remain in the employment of Dura or any of its Subsidiaries.

      6.4. Administration. Dura shall be responsible for the general administration of this Agreement. All fees and expenses billed by the Accounting Firm for services contemplated under this Agreement shall be the responsibility of Dura.

      6.5. Source of Payments. DASI and DOC shall be jointly and severally liable for all payments required under this Agreement. All payments under this Agreement shall be made in cash and shall be made solely from the general assets of DASI or DOC (or from a grantor trust, if

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any, established by Dura for purposes of making payments under this Agreement and other similar agreements), and Executive shall have the rights of an unsecured general creditor of DASI and DOC with respect thereto.

      6.6. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

      6.7. Modification, Waiver, Etc. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Executive and Dura. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party that is not set forth expressly in this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive's personal representatives, executors, administrators, successors, heirs, and designees. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

7.    Definitions.

      7.1. Accounting Firm. The term "Accounting Firm" means the independent auditors of Dura for the Fiscal Year preceding the year in which the Change of Control occurred and such firm's successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, Dura shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for Dura or any of its affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended).

      7.2. Base Salary. The term "Base Salary" means the annual salary, excluding incentive compensation, payable to Executive from time to time before any reduction for voluntary contributions to any 401(k) plan or any other voluntary deferral. Base Salary does not include imputed income from any payment by Dura or any of its Subsidiaries of any noncash benefits.

      7.3. Cause. The employment of Executive by Dura or any of its Subsidiaries shall have been terminated for "Cause" if the Executive's employment is terminated and, prior to that termination of employment, any of the following has occurred:

      (a)   Executive's commission of a felony;

      (b) Executive commits an act or series of acts of dishonesty, disloyalty or fraud in the course of Executive's employment which are materially adverse to the best interests of Dura, all as determined in good faith by the vote of a majority of all of the members of the Board of Directors of Dura (other than Executive, if Executive is a Director of Dura);

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      (c)   after being notified in writing by the Board of Directors of Dura of the failure and having been given at least 15 days in which to cure the failure, Executive continues to unreasonably neglect Executive's duties and responsibilities as an executive of Dura or any of its Subsidiaries;

      (d) substantial and repeated failure to perform duties as reasonably directed by the Board of Directors of Dura after being notified in writing by the Board of Directors of Dura at least seven days in advance of such repeated failure;

      (e) Executive's use of alcohol or drugs (other than drugs prescribed to Executive by a physician and used by Executive for their intended purposes for which they had been prescribed) which repeatedly interferes with the performance of his duties; and

      (f) Executive intentionally engages in that Competitive Activity while Executive remains in the employ of Dura or any of its Subsidiaries to the material disadvantage or detriment of the Company or any of its Subsidiaries.

      7.4 .Change of Control. A "Change of Control" shall be deemed to have occurred if at any time or from time to time while this Agreement is in effect:

      (a) any person (other than Dura, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of Dura, or any person organized, appointed, or established by Dura for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of 15% or more (but less than 50%) of the Common Stock then outstanding;

      (b) Any person (other than Dura, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of Dura, or any person organized, appointed, or established by Dura for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of 50% or more of the Common Stock then outstanding;

      (c) Any person commences or publicly announces an intention to commence a tender offer or exchange offer the consummation of which would result in the person becoming the beneficial owner of 15% or more of the Common Stock then outstanding;

      (d) At any time during any period of 24 consecutive months, individuals who were directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of Directors of Dura, unless the election, or the nomination for election by Dura's stockholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who (i) are in office at the time of the election or nomination and (ii) were directors at the beginning of the period;

      (e) A record date is established for determining stockholders entitled to vote upon (i) a merger or consolidation of Dura with another corporation in which those persons who are stockholders of Dura immediately before the merger or consolidation are to receive or retain less than 50% of the stock of the surviving or continuing corporation, (ii) a sale or other disposition of all or substantially all of the assets of Dura and its Subsidiaries, taken as a whole, or (iii) the dissolution of Dura; or

      (f) (i) Dura is merged or consolidated with another corporation and those persons who were stockholders of Dura immediately before the merger or consolidation receive or retain less than 50% of the stock of the surviving or continuing corporation, (ii) there occurs a sale, transfer or other disposition of all or substantially all of the assets of Dura, or (iii) Dura is dissolved.

Notwithstanding anything herein to the contrary, if an event described in clause
(b), clause (d), or clause (f) above occurs, the occurrence of that event will constitute an irrevocable Change of Control. Furthermore, notwithstanding anything herein to the contrary, if an event described in clause (c) occurs, and the Board of Directors either approves such offer or takes no action with respect to such offer, then the occurrence of that event will constitute an irrevocable Change of Control. On the other hand, notwithstanding anything herein to the contrary, if an event described in clause (a), or clause (e), above occurs, or if an event described in clause (c) occurs and the Board of Directors does not either approve such offer or take no action with respect to such offer as described in the preceding sentence, and a majority of those members of the Board of Directors who were Directors prior to such event determine, within the 90-day period beginning on the date such event occurs, that the event should not be treated as a Change of Control, then, from and after the date that determination is made, that event will be treated as not having occurred. If no such determination is made, a Change of Control resulting from any of the events described in the immediately preceding sentence will constitute an irrevocable Change of Control on the 91st day after the occurrence of the event.

      7.5. Competitive Activity. Executive shall be deemed to have engaged in "Competitive Activity" if Executive engages, directly or indirectly and whether as a director, officer, employee, agent, or independent contractor, in any business or business activity in which Dura or any of its Subsidiaries engages (other than as a director, officer, or employee of Dura or any of its Subsidiaries) or any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries.

      7.6. Disability. For purposes of this Agreement, Executive's employment will have been terminated by Dura or any of its Subsidiaries by reason of "Disability" of Executive only if (a) as a result of bodily injury or sickness, Executive has been unable to perform Executive's normal duties for Dura or any of its Subsidiaries for a period of 180 consecutive days, and (b) Executive begins to receive payments under a long term disability plan sponsored by Dura or any of its Subsidiaries not later than 30 days after the Termination Date.

      7.7. Executive's Average Annual Incentive Compensation. Subject to the last four sentences of this Subsection 7.7, the term "Executive's Average Annual Incentive Compensation" means the highest of:

      (a) the average of the dollar amounts of incentive compensation paid or payable to Executive under the MICP for each of the two Fiscal Years most recently ended before the first Change of Control occurring after execution of this Agreement,

      (b) the average of the dollar amounts of incentive compensation paid or payable to Executive under the MICP for each of the two Fiscal Years most recently ended before the Termination Date, and

      (c) the average dollar amount obtained by adding together (i) the amount of incentive compensation paid or payable to Executive under the MICP for the Fiscal Year most recently ended before the Termination Date and (ii) Executive's Target Annual Incentive Compensation and dividing the sum so obtained by two.

If Executive was not a participant in the MICP for any one or more of the Fiscal Years referred to in this Subsection 7.7, the reference to that year shall be ignored in determining the average under clause (a), (b), and/or (c) above, as the case may be, and the "average," if any, determined under that clause shall be the dollar amount of incentive compensation paid or payable to Executive under the MICP for the other Fiscal Year referred to in that clause (or, in the case of clause (c), the dollar amount of Executive's Target Annual Incentive Compensation). Thus, for example, if Executive was not a participant in the MICP for the second year preceding a Change of Control but was a participant in the MICP for the year immediately preceding a Change of Control, the average determined under clause (a) would be equal to the amount of incentive compensation paid or payable to Executive under the MICP for the single year immediately preceding the Change of Control. If Executive was a participant in the MICP for only a part of one or more Fiscal Years referred to in this Subsection 7.7, the dollar amount of incentive compensation paid or payable to Executive under the MICP for that year, for purposes of determining the averages referred to in clauses (a), (b), and/or (c), as the case may be, shall be annualized. Thus, for example, if Executive was a participant in the MICP for only three months of a particular Fiscal Year and was paid incentive compensation under the MICP for that period equal to $3X, the annualized amount of $12X would be used in determining the averages referred to in clauses (a),
(b), and/or (c), as the case may be.

      7.8. Executive's Target Annual Incentive Compensation. The term "Executive's Target Annual Incentive Compensation" means the higher of (a) the dollar amount that would have been payable to Executive under the MICP for the Fiscal Year in which the Termination Date occurs had all relevant levels of performance (whether corporate, personal, or other) been exactly at target levels and had Executive remained in the employ of Dura through the date on which incentive compensation for that Fiscal Year was paid in full, or (b) the dollar amount that would have been payable to Executive under the MICP for the last Fiscal Year that ended before the occurrence of a Change of Control had all relevant levels of performance for that Fiscal Year been exactly at target levels.

      7.9. Fiscal Year. The term "Fiscal Year" means Dura's fiscal year as in effect from time to time.

      7.10. Mandatory Relocation. A "Mandatory Relocation" shall have occurred if, at any time after a Change of Control, Executive is notified that Executive's principal place of employment for Dura or any of its Subsidiaries is to be relocated, without Executive's written consent, more than 50 miles from where Executive's principal place of employment was located immediately before the Change of Control.

      7.11. MICP. The term "MICP" means Dura's Management Incentive Compensation Plan as in effect on the date of this Agreement and any earlier or later year and any similar plan in which Executive may have participated or that may be implemented in place of the plan from time to time thereafter.

      7.12. Reduction of Compensation. A "Reduction of Compensation" shall have occurred if either or both of the following occur at any time after a Change of
Control:

      (a)   Executive's Base Salary is reduced or

      (b)   either

            (i) the MICP, and/or Executive's level of participation in the MICP, is altered for any year in such a way as to reduce Executive's opportunity to earn incentive compensation under the MICP for that year below the level of that opportunity as it existed immediately before the Change of Control, or

            (ii) the amount of incentive compensation paid to Executive for any year after the Change of Control is below Executive's Target Annual Incentive Compensation.

      7.13. SERP. The term "SERP" means Dura's Supplemental Executive Retirement Plan as in the effect on the date of this Agreement.

      7.14. Subsidiary. A "Subsidiary" means any corporation, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at the time in question by Dura.

      7.15. Termination Date. The term "Termination Date" means the date on which Executive's employment with Dura terminates.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          Dura Automotive Systems, Inc.

                                          By: /s/ Lawrence A. Denton
                                          Name: Lawrence A. Denton
                                          Title: President and Chief Executive
                                                 Officer

                                          Dura Operating Corp.

                                          By: /s/ Lawrence A. Denton
                                          Name: Lawrence A. Denton
                                          Title: President and Chief Executive
                                                 Officer
                                                   "EXECUTIVE"

                                              /s/ Milt D. Kniss
                                          --------------------------------------
                                          [Name of Executive]

                                    EXHIBIT A


                               WAIVER AND RELEASE

                  DO NOT SIGN WITHOUT READING AND UNDERSTANDING


         In consideration of the payments to be made to me following termination of my employment with Dura Automotive Systems, Inc. pursuant to the agreement between Dura Automotive Systems, Inc. ("DASI") Dura Operating Corp. ("DOC") and me dated June, 2004 (the "Change of Control Agreement"), which payments I acknowledge I am not entitled to receive without execution of this Waiver and Release, and which payments will not commence earlier than eight days after the execution of this Waiver and Release, I, ____________, for myself, my heirs, administrators, executors, and assigns, release and discharge DASI, DOC, their respective affiliates, subsidiaries, divisions, successors, and assigns and the employees, officers, directors, and agents thereof (collectively referred to throughout this Waiver and Release as "Dura") from any and all claims arising out of or relating to my employment with Dura and my departure from my employment with Dura based upon or related to any contention (i) that my employment terminated or ended because of any wrongful, unlawful, or improper reason or in violation or breach of any express or implied contract or agreement, or (ii) that Dura engaged in any unlawful or discriminatory act, event, pattern, or practice involving age, religion, sex, national origin, ancestry, handicap, veteran status, race, or color, including without limitation, the federal Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., or any similar state law.

         I warrant that no promise or inducement has been offered to me other than as set forth in the Change of Control Agreement, that I am relying on no other statement or representation by Dura, and that I have not assigned any of my rights. I have read this Waiver and Release; I have had a full opportunity to consider it (including the opportunity to consult with an attorney of my choice); and I understand that by signing it I am giving up important rights, including any right to sue under federal, state, or local law. I also verify that my entering into this Waiver and Release is wholly voluntary.

         I further warrant that:

         (a) I understand that I am specifically waiving rights or claims under the federal Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq.;

         (b) I understand that I am not hereby waiving any rights or claims that may arise after this Waiver and Release is executed by me;

         (c) I understand that this Waiver and Release is being given by me in exchange for consideration that is more valuable to me than what I am entitled to without the Change of Control Agreement and the execution of this Waiver and Release;

         (d) I have been advised in writing by Dura that I should have, at my expense, an attorney of my choice review this Waiver and Release;

         (e)      I have been advised by Dura that I may take up to [twenty-one
                  (21) days OR forty-five (45) days AS DURA MAY DETERMINE AND PROVIDE] from receipt of this Waiver and Release to determine whether to execute the same; and

         (f) I have been advised by Dura that this Waiver and Release may be revoked by me within seven (7) days following execution of this Waiver and Release whereupon this Waiver and Release shall be null and void.



         IN WITNESS WHEREOF, I,                   , have hereby set my hand this
                                ------------------
        day of
-------         ------------------,----.





Witnesses:


---------------------------------     -------------------------------------

                     SCHEDULE TO CHANGE OF CONTROL AGREEMENT

      In accordance with Instruction 2 to Item 601 of Regulation S-K, the following Change of Control Agreements have not been filed as such agreements are substantially identical in all material respects to the Change of Control Agreement attached hereto, except as to the party thereto and the other terms set forth below:

Name of Party           Other Terms

Larry Denton            The first sentence of Section 1.6 of Mr. Denton's Change
                        of Control Agreement provides as follows: If Executive becomes entitled to payment of a lump sum severance benefit under Subsection 1.1 above, Dura shall, within 10 days after the Termination Date, pay to Executive a lump sum benefit payment equal to the amount that the Executive would have been entitled to receive under the Dura Automotive Systems, Inc. 2003 Supplemental
                        Executive Retirement Plan (the "SERP") as of the
                        Termination Date assuming that Executive had 10 additional "Years of Service" (as such term is defined under the SERP) under the SERP (in excess of his Years of Service recognized under the SERP and any agreements which might provide for recognition of enhanced service under the SERP, limited to an aggregate maximum of 35 years) and those additional 10 Years of Service shall be counted as years of service of the Executive for purposes of the Executive's employment agreement (for so long as such employment agreement remains in effect), which provides that Executive's Years of Service under the SERP shall be calculated by multiplying his years of service by two up to the maximum years of service allowed by the SERP).

David R. Bovee          NA

Theresa L. Skotak       NA

Alfred C. Liddell       NA

John J. Knappenberger   NA